Fundamental Investors, Inc.
One Market, Steuart Tower
Suite 1800
San Francisco, California 94105

Mailing address:
P.O. Box 7650
San Francisco, California 94120-7650
Phone (415) 421 9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$398,335
Class B	$10,375
Class C	$6,729
Class F	$9,749
Total	$425,188
Class 529-A	$3,286
Class 529-B	$312
Class 529-C	$553
Class 529-E	$137
Class 529-F	$68
Class R-1	$90
Class R-2	$1,327
Class R-3	$2,603
Class R-4	$2,838
Class R-5	$4,463
Total	$15,677

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5900
Class B	$0.3400
Class C	$0.3219
Class F	$0.5781
Class 529-A	$0.5637
Class 529-B	$0.2888
Class 529-C	$0.2940
Class 529-E	$0.4623
Class 529-F	$0.5980
Class R-1	$0.3164
Class R-2	$0.3240
Class R-3	$0.4682
Class R-4	$0.5746
Class R-5	$0.6681

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	688,980
Class B	30,855
Class C	21,981
Class F	18,707
Total	760,523
Class 529-A	6,535
Class 529-B	1,118
Class 529-C	2,011
Class 529-E	327
Class 529-F	137
Class R-1	303
Class R-2	4,391
Class R-3	6,213
Class R-4	5,805
Class R-5	7,494
Total	34,334

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$35.40
Class B	$35.33
Class C	$35.30
Class F	$35.39
Class 529-A	$35.38
Class 529-B	$35.37
Class 529-C	$35.37
Class 529-E	$35.36
Class 529-F	$35.36
Class R-1	$35.31
Class R-2	$35.29
Class R-3	$35.35
Class R-4	$35.36
Class R-5	$35.41